Exhibit 99.1

Power Solutions International, Inc.	201 Mittel Dr. Wood Dale, IL 60191 www.psiengines.com

Power Solutions International Announces

Amendment and Extension of Its $55 Million Senior Notes

WOOD DALE, Ill., April 19, 2018 — Power Solutions International, Inc. (“the Company”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emissions-certified, alternative-fuel power systems, announced the completion of an amendment to the indenture governing its $55 Million 6.50% Senior Notes maturing January 1, 2019 (“Senior Notes”). Among other items, the amendment to the indenture extends the maturity of the Senior Notes to January 1, 2020 and increases the interest rate to 7.50% on October 1, 2018, subject to certain terms as described in the agreement.

John Miller, chief executive officer and president, commented, “We appreciate the support of our Senior Note lender, who has been a valued partner to PSI since the inception of our relationship. In combination with the recently announced changes to our credit facility with Wells Fargo, this amendment solidifies our capital structure and positions us to execute on our long term business plan.”

Additional details on the amendment can be found in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 19, 2018.

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI or the Company) is a leader in the design, engineering and manufacture of emissions-certified, alternative-fuel power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers in the industrial and on-road markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines that run on a wide variety of fuels, including natural gas, propane, biogas, gasoline and diesel.

PSI develops and delivers powertrains purpose built for the Class 3 through Class 7 medium duty trucks and buses for the North American and Asian markets, which includes work trucks, school and transit buses, terminal tractors, and various other vocational vehicles. In addition, PSI develops and delivers complete industrial power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, distributed generation, demand response, and co-generation power (CHP) applications; and mobile industrial applications that include forklifts, aerial lifts, industrial sweepers, aircraft ground support, arbor, agricultural and construction equipment. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are covered by the “Safe Harbor for Forward-Looking Statements” provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward-looking statements by using words such as “expect,” “contemplate,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “forecast,” “budgeted,” “believe,” “outlook,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company’s actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation: the final results of the Audit Committee’s independent review as it impacts the Company’s accounting, accounting policies and internal control over financial reporting; management’s ability to successfully implement the Audit Committee’s remedial recommendations; the reasons giving rise to the prior resignation of RSM US LLP as the Company’s independent registered public accounting firm; the time and effort required to complete the restatement of the affected financial statements, complete its delinquent financial statements and amend or prepare the related Form 10-K and Form 10-Q filings, particularly within the current anticipated timeline; the subsequent discovery of additional adjustments to the Company’s previously issued financial statements; the timing of completion of necessary re-audits, interim reviews and audits by the new independent registered public accounting firm; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the financial reporting and internal control matters and related class action litigation; the ability of the Company to accurately budget for and forecast product shipments, and the extent to which product shipments result in recorded revenues; the impact of the resignation of the Company’s former independent registered public accounting firm, RSM US LLP, on the Company’s relationship with its lender and trade creditors and the potential for defaults and exercise of creditor remedies; the impact of the previously disclosed investigation initiated by the SEC and any related or additional governmental investigative or enforcement proceedings; the impact of resignations of the Company’s directors and certain executive officers and any delays and challenges encountered in recruiting replacements for open positions and the replacements’ transitions into their positions; and any negative impacts from delisting of the Company’s common stock from Nasdaq and any delays and challenges in obtaining a re-listing on a stock exchange. Actual events or results may differ materially from the Company’s expectations. The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.
Philip Kranz
Director of Investor Relations
+1 (630) 451-5402
Philip.Kranz@psiengines.com